Exhibit 99.1

For Immediate Release | April 25, 2024
TriCo Bancshares reports first quarter 2024 net income of $27.7 million, diluted EPS of $0.83

1Q24 Financial Highlights
•Net income was $27.7 million compared to $26.1 million in the trailing quarter; pre-tax pre-provision net revenue was $42.0 million compared to $42.4 million in the trailing quarter
•Deposit balances increased $153.6 million or 7.8% (annualized) from the trailing quarter, respectively
•Average yield on earning assets was 5.13%, an increase of 4 basis points over the 5.09% in the trailing quarter
•Net interest margin was 3.68% in the recent quarter, narrowing 13 basis points from 3.81% in the trailing quarter; management expects that net interest margin will reach an inflection point in the second half of 2024
•Non-interest bearing deposits averaged 33.8% of total deposits during the first quarter of 2024
•The average cost of total deposits was 1.21%, an increase of 16 basis points as compared to 1.05% in the trailing quarter, and an increase of 96 basis points from 0.25% in the same quarter of the prior year; the Company's total cost of deposits have increased 117 basis points since FOMC rate actions began in March 2022, which translates to a cycle-to-date deposit beta of 22.3%

Executive Commentary:

"The start of the second quarter of 2024 also represents the start of Tri Counties Bank's 50th year of operations. Thinking back to our humble beginnings, we have achieved great success through our consistent delivery of Service with Solutions® and we are thankful to be recognized as an industry leading Community Bank in California. Amidst a challenging operating and economic environment, our financial results for the first quarter clearly illustrate our resilience and ability to create shareholder value," explained Rick Smith, President and Chief Executive Officer.

Peter Wiese, EVP and Chief Financial Officer added, "As changing economic forecasts created short term volatility, we continued to execute a variety of balance sheet and operationally focused strategies which, during the first quarter of 2024, resulted in our ability to grow deposits, reduce borrowings, and improve our efficiency ratio. As the balance of 2024 unfolds, we anticipate that the incremental repricing of earning assets will provide an increasing level of benefit to revenues."

Selected Financial Highlights
•For the quarter ended March 31, 2024, the Company’s return on average assets was 1.13%, while the return on average equity was 9.50%; for the trailing quarter ended December 31, 2023, the Company’s return on average assets was 1.05%, while the return on average equity was 9.43%.
•Diluted earnings per share were $0.83 for the first quarter of 2024, compared to $0.78 for the trailing quarter and $1.07 during the first quarter of 2023.
•The loan to deposit ratio decreased to 85.1% as of March 31, 2024, as compared to 86.7% for the trailing quarter end, as a result of deposit growth during the quarter.
•The efficiency ratio improved to 57.36% for the quarter ended March 31, 2024, as compared to 58.71% for the trailing quarter end, due to management's focus on expense control as well as the absence of non-recurring costs in the quarter.
•The provision for credit losses was approximately $4.3 million during the quarter ended March 31, 2024, as compared to $6.0 million during the trailing quarter end, reflecting the risks associated with general economic trends and forecasts.
•The allowance for credit losses (ACL) to total loans was 1.83% as of March 31, 2024, compared to 1.79% as of the trailing quarter end, and 1.69% as of March 31, 2023. Non-performing assets to total assets were 0.37% on March 31, 2024, as compared to 0.35% as of December 31, 2023, and 0.20% at March 31, 2023. At March 31, 2024, the ACL represented 363% of non-performing loans.

Financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported on Form 10-Q for the period ended March 31, 2024, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Operating Results and Performance Ratios

	Three months ended
	March 31,	December 31,
(dollars and shares in thousands, except per share data)	2024	2023	$ Change	% Change
Net interest income	$82,736	$86,617	$(3,881)	(4.5)%
Provision for credit losses	(4,305)	(5,990)	1,685	(28.1)%
Noninterest income	15,771	16,040	(269)	(1.7)%
Noninterest expense	(56,504)	(60,267)	3,763	(6.2)%
Provision for income taxes	(9,949)	(10,325)	376	(3.6)%
Net income	$27,749	$26,075	$1,674	6.4%
Diluted earnings per share	$0.83	$0.78	$0.05	6.4%
Dividends per share	$0.33	$0.30	$0.03	10.0%
Average common shares	33,245	33,267	(22)	(0.1)%
Average diluted common shares	33,370	33,352	18	0.1%
Return on average total assets	1.13%	1.05%
Return on average equity	9.50%	9.43%
Efficiency ratio	57.36%	58.71%

	Three months ended March 31,
(dollars and shares in thousands, except per share data)	2024	2023	$ Change	% Change
Net interest income	$82,736	$93,336	$(10,600)	(11.4)%
Provision for credit losses	(4,305)	(4,195)	(110)	2.6%
Noninterest income	15,771	13,635	2,136	15.7%
Noninterest expense	(56,504)	(53,794)	(2,710)	5.0%
Provision for income taxes	(9,949)	(13,149)	3,200	(24.3)%
Net income	$27,749	$35,833	$(8,084)	(22.6)%
Diluted earnings per share	$0.83	$1.07	$(0.24)	(22.4)%
Dividends per share	$0.33	$0.30	$0.03	10.0%
Average common shares	33,245	33,296	(51)	(0.2)%
Average diluted common shares	33,370	33,438	(68)	(0.2)%
Return on average total assets	1.13%	1.47%
Return on average equity	9.50%	13.36%
Efficiency ratio	57.36%	50.29%

Balance Sheet Data
Total loans outstanding was $6.8 billion as of March 31, 2024, an organic increase of 5.9% over March 31, 2023. As compared to December 31, 2023, total loans outstanding increased during the quarter by $6.2 million or 0.4% annualized. As the Company continued with its balance sheet augmentation strategies, investments decreased by $84.3 million and $356.2 million for the three and twelve month periods ended March 31, 2024 and ending the quarter with a balance of $2.22 billion or 22.6% of total assets. Quarterly average earning assets to quarterly total average assets was 92.0% on March 31, 2024, compared to 91.6% at March 31, 2023. The loan-to-deposit ratio was 85.1% on March 31, 2024, as compared to 80.0% at March 31, 2023. The Company did not utilize brokered deposits during 2024 or 2023 and continues to rely on organic deposit growth and short-term borrowings to fund cash flow timing differences.
Total shareholders' equity increased by $3.4 million during the quarter ended March 31, 2024, as net income of $27.7 million was partially offset by a $11.2 million change in accumulated other comprehensive losses, and cash dividend payments on common stock of approximately $10.9 million. As a result, the Company’s book value grew to $35.06 per share at March 31, 2024, compared to $32.84 at March 31, 2023. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $25.60 per share at March 31, 2024, as compared to $23.22 at March 31, 2023. As noted above, changes in the fair value of available-for-sale investment securities, net of deferred taxes continue to create moderate levels of volatility in tangible book value per share.

Trailing Quarter Balance Sheet Change

Ending balances	March 31,	December 31,		Annualized % Change
(dollars in thousands)	2024	2023	$ Change
Total assets	$9,813,767	$9,910,089	$(96,322)	(3.9)%
Total loans	6,800,695	6,794,470	6,225	0.4
Total investments	2,221,555	2,305,882	(84,327)	(14.6)
Total deposits	7,987,658	7,834,038	153,620	7.8
Total other borrowings	392,409	632,582	(240,173)	(151.9)
Loans outstanding increased by $6.2 million or 0.4% on an annualized basis during the quarter ended March 31, 2024. During the quarter, loan originations/draws totaled approximately $325.5 million while payoffs/repayments of loans totaled $321.3 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $450.0 million and $368.0 million, respectively. While origination volume decreased from the previous quarter, activity levels continue to be lower relative to the comparative period in 2023 due in part to disciplined pricing and underwriting, as well as decreased borrower demand given economic uncertainties. Investment security balances decreased $84.3 million or 14.6% on an annualized basis as the result of net prepayments, and maturities, collectively totaling approximating $66.4 million, in addition to net decreases in the market value of securities of $15.9 million. For the foreseeable future, management intends to utilize cash flows from the investment security portfolio and organic deposit growth to support loan growth or reduce borrowings, thus driving an improved mix of earning assets. Deposit balances increased by $153.6 million or 7.8% annualized during the period, led by growth within time deposits. Proceeds from the call or maturity of investment securities, and growth in deposits, during the quarter supported a net decrease of $240.2 million in short-term borrowings, which totaled $392.4 million at March 31, 2024.

Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	March 31,	December 31,		Annualized % Change
(dollars in thousands)	2024	2023	$ Change
Total assets	$9,855,797	$9,879,355	$(23,558)	(1.0)%
Total loans	6,785,840	6,746,153	39,687	2.4
Total investments	2,266,320	2,295,235	(28,915)	(5.0)
Total deposits	7,821,044	7,990,993	(169,949)	(8.5)
Total other borrowings	584,696	515,959	68,737	53.3

Year Over Year Balance Sheet Change

Ending balances	As of March 31,			% Change
(dollars in thousands)	2024	2023	$ Change
Total assets	$9,813,767	$9,842,394	$(28,627)	(0.3)%
Total loans	6,800,695	6,422,421	378,274	5.9
Total investments	2,221,555	2,577,769	(356,214)	(13.8)
Total deposits	7,987,658	8,025,865	(38,207)	(0.5)
Total other borrowings	392,409	434,140	(41,731)	(9.6)
Loan balances increased as a result of organic activities by approximately $378.3 million or 5.9% during the twelve-month period ending March 31, 2024. Over the same period deposit balances have declined by $38.2 million or 0.5%. The Company has offset these declines through the deployment of excess cash balances, runoff of investment security balances, and proceeds from short-term Federal Home Loan Bank (FHLB) borrowings.

Primary Sources of Liquidity

(dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Borrowing capacity at correspondent banks and FRB	$2,882,859	$2,921,525	$2,853,219
Less: borrowings outstanding	(367,000)	(600,000)	(394,095)
Unpledged available-for-sale (AFS) investment securities	1,435,990	1,558,506	1,883,353
Cash held or in transit with FRB	41,541	51,253	67,468
Total primary liquidity	$3,993,390	$3,931,284	$4,409,945

Estimated uninsured deposit balances	$2,450,179	$2,371,000	$2,113,000
On March 31, 2024, the Company's primary sources of liquidity represented 50% of total deposits and 163% of estimated total uninsured (excluding collateralized municipal deposits and intercompany balances) deposits, respectively. As secondary sources of liquidity, the Company's held-to-maturity investment securities had a fair value of $118.5 million, including approximately $9.3 million in net unrealized losses.

Net Interest Income and Net Interest Margin
During the twelve-month period ended March 31, 2024, the Federal Open Market Committee's (FOMC) actions have resulted in an increase in the Fed Funds Rate by approximately 50 basis points. During the same period the Company's yield on total loans increased 51 basis points to 5.72% for the three months ended March 31, 2024, from 5.21% for the three months ended March 31, 2023. The tax equivalent yield on the Company's investment security portfolio was 3.38% for the quarter ended March 31, 2024, an increase of 17 basis points from the 3.21% for the three months ended March 31, 2023. The cost of total interest-bearing deposits and total interest-bearing liabilities increased by 140 basis points and 150 basis points, respectively, between the three-month periods ended March 31, 2024 and 2023. Since FOMC rate actions began in March 2022, the Company's cost of total deposits has increased 117 basis points which translates to a cycle to date deposit beta of 22.3%.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of March 31, 2024, December 31, 2023, and March 31, 2023, deposits priced utilizing these strategies totaled $1.4 billion, $1.3 billion and $0.7 billion, respectively, and carried weighted average rates of 3.75%, 3.60%, and 2.68%, respectively.

	Three months ended
	March 31,	December 31,
(dollars in thousands)	2024	2023	Change	% Change
Interest income	$115,417	$115,909	$(492)	(0.4)%
Interest expense	(32,681)	(29,292)	(3,389)	11.6%
Fully tax-equivalent adjustment (FTE) (1)	275	360	(85)	(23.6)%
Net interest income (FTE)	$83,011	$86,977	$(3,966)	(4.6)%
Net interest margin (FTE)	3.68%	3.81%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,332	$1,459	$(127)	(8.7)%
Net interest margin less effect of acquired loan discount accretion(1)	3.62%	3.75%	(0.13)%

	Three months ended March 31,
(dollars in thousands)	2024	2023	Change	% Change
Interest income	$115,417	$102,907	$12,510	12.2%
Interest expense	(32,681)	(9,571)	(23,110)	241.5%
Fully tax-equivalent adjustment (FTE) (1)	275	392	(117)	(29.8)%
Net interest income (FTE)	$83,011	$93,728	$(10,717)	(11.4)%
Net interest margin (FTE)	3.68%	4.20%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,332	$1,397	$(65)	(4.7)%
Net interest margin less effect of acquired loan discount accretion(1)	3.62%	4.14%	(0.52)%

Three months ended March 31,
(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.

Analysis Of Change In Net Interest Margin On Earning Assets

	Three months ended			Three months ended			Three months ended
(dollars in thousands)	March 31, 2024			December 31, 2023			March 31, 2023
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,785,840	$96,485	5.72%	$6,746,153	$95,841	5.64%	$6,413,958	$82,415	5.21%
Investments-taxable	2,127,420	17,829	3.37%	2,121,652	18,522	3.46%	2,415,485	18,916	3.18%
Investments-nontaxable (1)	138,900	1,192	3.45%	173,583	1,561	3.57%	189,050	1,699	3.64%
Total investments	2,266,320	19,021	3.38%	2,295,235	20,083	3.47%	2,604,535	20,615	3.21%
Cash at Fed Reserve and other banks	14,377	186	5.20%	23,095	345	5.93%	26,818	269	4.07%
Total earning assets	9,066,537	115,692	5.13%	9,064,483	116,269	5.09%	9,045,311	103,299	4.63%
Other assets, net	789,260			814,872			850,866
Total assets	$9,855,797			$9,879,355			$9,878,927
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,710,844	$4,947	1.16%	$1,755,900	$4,714	1.07%	$1,673,114	$387	0.09%
Savings deposits	2,651,917	10,900	1.65%	2,765,679	10,828	1.55%	2,898,463	4,154	0.58%
Time deposits	811,894	7,682	3.81%	652,709	5,564	3.38%	274,805	604	0.89%
Total interest-bearing deposits	5,174,655	23,529	1.83%	5,174,288	21,106	1.62%	4,846,382	5,145	0.43%
Other borrowings	584,696	7,378	5.08%	515,959	6,394	4.92%	277,632	2,809	4.10%
Junior subordinated debt	101,106	1,774	7.06%	101,087	1,792	7.03%	101,044	1,617	6.49%
Total interest-bearing liabilities	5,860,457	32,681	2.24%	5,791,334	29,292	2.01%	5,225,058	9,571	0.74%
Noninterest-bearing deposits	2,646,389			2,816,705			3,372,194
Other liabilities	174,359			173,885			194,202
Shareholders’ equity	1,174,592			1,097,431			1,087,473
Total liabilities and shareholders’ equity	$9,855,797			$9,879,355			$9,878,927
Net interest rate spread (1) (2)			2.89%			3.08%			3.89%
Net interest income and margin (1) (3)		$83,011	3.68%		$86,977	3.81%		$93,728	4.20%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended March 31, 2024, decreased $4.0 million or 4.6% to $83.0 million compared to $87.0 million during the three months ended December 31, 2023. In addition, net interest margin declined 13 basis points to 3.68%, compared to the trailing quarter. The decrease in net interest income is primarily attributed to an additional $2.4 million or 11.5% in deposit interest expense due to changes in product mix as customers continue to be drawn towards higher yielding term deposit accounts. Deposit cost increases during the current quarter were also influenced by continued competitive pricing pressures. Net interest income for the quarter was also impacted by an increase of $1.0 million in other borrowings costs and declines in investment income totaling $1.0 million, with a partial offset from increased loan income of $0.6 million.

As compared to the same quarter in the prior year, average loan yields increased 51 basis points from 5.21% during the three months ended March 31, 2023, to 5.72% during the three months ended March 31, 2024. The accretion of discounts from acquired loans added 6 basis points to loan yields during each of the quarters ended March 31, 2024 and March 31, 2023. The rates paid on interest bearing deposits increased by 21 basis points during the quarter ended March 31, 2024, compared to the trailing quarter. The cost of interest-bearing deposits increased by 140 basis points between the quarter ended March 31, 2024, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits decreased by $170.3 million quarter over quarter and decreased by $725.8 million from three-month average for the period ended March 31, 2023 amidst a continued migration of customer funds to interest-bearing products. As of March 31, 2024, the ratio of average total noninterest-bearing deposits to total average deposits was 33.8%, as compared to 35.2% and 41.0% on December 31, 2023 and March 31, 2023, respectively.

Three months ended March 31, 2024	Three months ended March 31, 2023

Interest Rates and Earning Asset Composition

As of March 31, 2024, the Company's loan portfolio consisted of approximately $6.8 billion in outstanding principal with a weighted average coupon rate of 5.47%. During the three-month periods ending March 31, 2024, December 31, 2023, and March 31, 2023, the weighted average coupon on loan production in the quarter was 7.78%, 7.54% and 6.91%, respectively. Included in the March 31, 2024 total loans are adjustable rate loans totaling $3.6 billion, of which, $974.1 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $345.6 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended March 31, 2024, the Company recorded a provision for credit losses of $4.3 million, as compared to $6.0 million during the trailing quarter, and $4.2 million during the first quarter of 2023.

	Three months ended
(dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Addition to allowance for credit losses	$4,015	$6,040	$4,315
Addition to (reversal of) reserve for unfunded loan commitments	290	(50)	(120)
Total provision for credit losses	$4,305	$5,990	$4,195

	Three months ended
(dollars in thousands)	March 31, 2024	March 31, 2023
Balance, beginning of period	$121,522	$105,680
Provision for credit losses	4,015	4,315
Loans charged-off	(1,275)	(1,758)
Recoveries of previously charged-off loans	132	170
Balance, end of period	$124,394	$108,407
The allowance for credit losses (ACL) was $124.4 million or 1.83% of total loans as of March 31, 2024. The provision for credit losses on loans of $4.0 million during the recent quarter was the net effect of charge-offs and increases in reserves for qualitative factors and changes in quantitative reserves under the cohort model, inclusive of a $1.6 million decrease in specific reserves for individually evaluated credits. Similar to prior quarters, the provision for credit losses of $4.3 million during the three months ended March 31, 2024, was largely attributed to risks associated with the qualitative components of the ACL model as compared to any significant deterioration in credit quality. For the current quarter, the qualitative components of the ACL that contributed to a net increase in required reserves primarily related to trends in unemployment and general economic trends that are inconsistent with those desired by the FOMC. The quantitative components of the ACL collectively decreased reserve requirements by approximately $1.4 million over the trailing quarter, primarily attributed to the charge-off or improvement in risk grades for credits previously associated with specific reserves.
The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and includes improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. Despite continued declines on a year over year comparative basis, core inflation remains elevated from wage pressures, and higher living costs such as housing, energy and food prices. Management notes the rapid intervals of rate increases by the Federal Reserve may create repricing risk for certain borrowers and continued inversion of the yield curve, creates informed expectations of the US potentially entering a recession within 12 months. While projected cuts in interest rates from the Federal Reserve during 2024 may improve this outlook, the uncertainty associated with the extent and timing of these potential reductions has inhibited a change to forecasted reserve levels. As a result, management continues to believe that certain credit weaknesses are likely present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more decreased by $2.9 million during the quarter ended March 31, 2024, to $16.5 million, as compared to $19.4 million at December 31, 2023. Of the total $16.5 million in loans identified as past due, approximately $4.7 million is less than 90 days past due, the majority of which is well-secured. Non-performing loans were $34.2 million at March 31, 2024, an increase of $2.4 million from $31.9 million as of December 31, 2023, and an increase of $18.2 million from $16.0 million as of March 31, 2023. The increase in non-performing loans as compared to the trailing quarter is concentrated between non-owner occupied commercial real estate and agriculture lending, specifically the result of declines in commodity prices and therefore, expected revenue available to borrowers from harvest proceeds. Management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industries. Of the $34.2 million loans designated as non-performing as of March 31, 2024, approximately $21.3 million are current with respect to payments required under their original loan agreements.

	March 31,	% of Loans Outstanding	December 31,	% of Loans Outstanding	March 31	% of Loans Outstanding
(dollars in thousands)	2024		2023		2023
Risk Rating:
Pass	$6,616,294	97.3%	$6,603,161	97.2%	$6,232,962	97.0%
Special Mention	108,073	1.6%	103,812	1.5%	125,492	2.0%
Substandard	76,328	1.1%	87,497	1.3%	63,967	1.0%
Total	$6,800,695		$6,794,470		$6,422,421

Classified loans to total loans	1.12%		1.29%		1.00%
Loans past due 30+ days to total loans	0.24%		0.29%		0.12%
The ratio of classified loans to total loans of 1.12% as of March 31, 2024 decreased 17 basis points from December 31, 2023 and increased 12 basis points from the comparative quarter ended 2023. The improvement in classified loans outstanding was spread amongst several substandard relationships primarily within commercial real estate. As a percentage of total loans outstanding, classified assets remain consistent with volumes experienced prior to the recent quantitative easing cycle spurred by the COVID pandemic and reflect management's historically conservative approach to credit risk monitoring. Further, management has taken action to proactively assess the repayment capacity of borrowers that will likely be subject to rate resets in the near term. To date this analysis as well as management's observations of loans that have experienced a rate reset, have not resulted in the need to provide any concessions to borrowers. The Company's combined criticized loan balances decreased during the quarter by $6.9 million to $184.4 million as of March 31, 2024, and management believes the associated credit risk has been adequately reserved against.
As of March 31, 2024, other real estate owned consisted of 10 properties with a carrying value of approximately $2.5 million, a decrease of $0.2 million from the trailing quarter as a result of deterioration in property values.
Non-performing assets of $36.7 million at March 31, 2024, represented 0.37% of total assets, a change from the $34.6 million or 0.35% and $19.5 million or 0.20% as of December 31, 2023 and March 31, 2023, respectively.
Allocation of Credit Loss Reserves by Loan Type

	As of March 31, 2024		As of December 31, 2023		As of March 31, 2023
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$36,687	1.65%	$35,077	1.58%	$32,963	1.53%
CRE - Owner Occupied	16,111	1.65%	15,081	1.58%	14,559	1.50%
Multifamily	15,682	1.60%	14,418	1.52%	13,873	1.47%
Farmland	3,695	1.39%	4,288	1.58%	3,542	1.29%
Total commercial real estate loans	72,175	1.62%	68,864	1.57%	64,937	1.49%
Consumer:
SFR 1-4 1st Liens	14,140	1.60%	14,009	1.59%	11,920	1.48%
SFR HELOCs and Junior Liens	9,942	2.88%	10,273	2.88%	10,914	2.91%
Other	3,359	4.48%	3,171	4.34%	2,062	3.76%
Total consumer loans	27,441	2.10%	27,453	2.09%	24,896	2.02%

Commercial and Industrial	11,867	2.16%	12,750	2.17%	12,069	2.18%
Construction	9,162	2.63%	8,856	2.55%	5,655	2.50%
Agricultural Production	3,708	2.55%	3,589	2.48%	833	1.77%
Leases	41	0.44%	10	0.12%	17	0.20%
Allowance for credit losses	124,394	1.83%	121,522	1.79%	108,407	1.69%
Reserve for unfunded loan commitments	6,140		5,850		4,195
Total allowance for credit losses	$130,534	1.92%	$127,372	1.87%	$112,602	1.75%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of March 31, 2024, the unamortized discount associated with acquired loans totaled $23.3 million, which, when combined with the total allowance for credit losses above, represents 2.26% of total loans.

Non-interest Income

	Three months ended
(dollars in thousands)	March 31, 2024	December 31, 2023	Change	% Change
ATM and interchange fees	$6,169	$6,531	$(362)	(5.5)%
Service charges on deposit accounts	4,663	4,732	(69)	(1.5)%
Other service fees	1,366	1,432	(66)	(4.6)%
Mortgage banking service fees	428	444	(16)	(3.6)%
Change in value of mortgage servicing rights	11	(291)	302	(103.8)%
Total service charges and fees	12,637	12,848	(211)	(1.6)%
Increase in cash value of life insurance	803	876	(73)	(8.3)%
Asset management and commission income	1,128	1,284	(156)	(12.1)%
Gain on sale of loans	261	283	(22)	(7.8)%
Lease brokerage income	161	109	52	47.7%
Sale of customer checks	312	292	20	6.8%
Loss on sale of investment securities	—	(120)	120	n/m
(Loss) gain on marketable equity securities	(28)	117	(145)	(123.9)%
Other income	497	351	146	41.6%
Total other non-interest income	3,134	3,192	(58)	(1.8)%
Total non-interest income	$15,771	$16,040	$(269)	(1.7)%
Non-interest income decreased $0.3 million or 1.7% to $15.8 million during the three months ended March 31, 2024, compared to $16.0 million during the quarter ended December 31, 2023. The value of mortgage servicing rights changed by $0.3 million or 103.8% attributed to an increase in the reference rates during the quarter. Other income increased by $0.1 million or 41.6% attributed to $0.2 million in realized gains on alternative investments. However, these benefits were offset by fewer transactions that drive interchange and service fee income, where revenues from these sources declined by $0.5 million.

	Three months ended March 31,
(dollars in thousands)	2024	2023	Change	% Change
ATM and interchange fees	$6,169	$6,344	$(175)	(2.8)%
Service charges on deposit accounts	4,663	3,431	1,232	35.9%
Other service fees	1,366	1,166	200	17.2%
Mortgage banking service fees	428	465	(37)	(8.0)%
Change in value of mortgage servicing rights	11	(209)	220	(105.3)%
Total service charges and fees	12,637	11,197	1,440	12.9%
Increase in cash value of life insurance	803	802	1	0.1%
Asset management and commission income	1,128	934	194	20.8%
Gain on sale of loans	261	206	55	26.7%
Lease brokerage income	161	98	63	64.3%
Sale of customer checks	312	288	24	8.3%
Loss on sale of investment securities	—	(164)	164	n/m
Gain on marketable equity securities	(28)	42	(70)	(166.7)%
Other income	497	232	265	114.2%
Total other non-interest income	3,134	2,438	696	28.5%
Total non-interest income	$15,771	$13,635	$2,136	15.7%
Non-interest income increased $2.1 million or 15.7% to $15.8 million during the three months ended March 31, 2024, compared to $13.6 million during the comparative quarter ended March 31, 2023. Service charges on deposit accounts increased by $1.2 million or 35.9% as compared to the equivalent period in 2023 following $0.9 million in waived or reversed fees as a courtesy to customers in the prior year.

Three months ended March 31,

Non-interest Expense

	Three months ended
(dollars in thousands)	March 31, 2024	December 31, 2023	Change	% Change
Base salaries, net of deferred loan origination costs	$24,020	$23,889	$131	0.5%
Incentive compensation	3,257	3,894	(637)	(16.4)%
Benefits and other compensation costs	7,027	6,272	755	12.0%
Total salaries and benefits expense	34,304	34,055	249	0.7%
Occupancy	3,951	4,036	(85)	(2.1)%
Data processing and software	5,107	5,017	90	1.8%
Equipment	1,356	1,322	34	2.6%
Intangible amortization	1,030	1,216	(186)	(15.3)%
Advertising	762	875	(113)	(12.9)%
ATM and POS network charges	1,661	1,863	(202)	(10.8)%
Professional fees	1,340	2,032	(692)	(34.1)%
Telecommunications	511	576	(65)	(11.3)%
Regulatory assessments and insurance	1,251	1,297	(46)	(3.5)%
Postage	308	320	(12)	(3.8)%
Operational loss	352	445	(93)	(20.9)%
Courier service	480	537	(57)	(10.6)%
(Gain) loss on sale or acquisition of foreclosed assets	(38)	19	(57)	(300.0)%
Loss on disposal of fixed assets	5	1	4	400.0%
Other miscellaneous expense	4,124	6,656	(2,532)	(38.0)%
Total other non-interest expense	22,200	26,212	(4,012)	(15.3)%
Total non-interest expense	$56,504	$60,267	$(3,763)	(6.2)%
Average full-time equivalent staff	1,188	1,211	(23)	(1.9)%
Non-interest expense for the quarter ended March 31, 2024, decreased $3.8 million or 6.2% to $56.5 million as compared to $60.3 million during the trailing quarter ended December 31, 2023. Total salaries and benefits expense increased by $0.2 million or 0.7%, reflecting the reduction of $0.6 million in incentive compensation paid on production and sales volumes, offset by an increase of $0.8 million in benefits and other routine compensation expenses as it is common to observe seasonally higher benefit costs in the first quarter of any calendar year. Professional fees declined by $0.7 million or 34.1%, primarily due to timing differences related to legal and consulting projects. Other miscellaneous expenses decreased by $2.5 million or 38.0% to a more normalized quarterly run rate following several non-recurring expenses during the fourth quarter of 2023.

	Three months ended March 31,
(dollars in thousands)	2024	2023	Change	% Change
Base salaries, net of deferred loan origination costs	$24,020	$23,000	$1,020	4.4%
Incentive compensation	3,257	2,895	362	12.5%
Benefits and other compensation costs	7,027	6,668	359	5.4%
Total salaries and benefits expense	34,304	32,563	1,741	5.3%
Occupancy	3,951	4,160	(209)	(5.0)%
Data processing and software	5,107	4,032	1,075	26.7%
Equipment	1,356	1,383	(27)	(2.0)%
Intangible amortization	1,030	1,656	(626)	(37.8)%
Advertising	762	759	3	0.4%
ATM and POS network charges	1,661	1,709	(48)	(2.8)%
Professional fees	1,340	1,589	(249)	(15.7)%
Telecommunications	511	595	(84)	(14.1)%
Regulatory assessments and insurance	1,251	792	459	58.0%
Postage	308	299	9	3.0%
Operational loss	352	435	(83)	(19.1)%
Courier service	480	339	141	41.6%
Gain on sale or acquisition of foreclosed assets	(38)	—	(38)	n/m
Loss on disposal of fixed assets	5	—	5	n/m
Other miscellaneous expense	4,124	3,483	641	18.4%
Total other non-interest expense	22,200	21,231	969	4.6%
Total non-interest expense	$56,504	$53,794	$2,710	5.0%
Average full-time equivalent staff	1,188	1,219	(31)	(2.5)%
Non-interest expense increased $2.7 million or 5.0% to $56.5 million during the three months ended March 31, 2024, as compared to $53.8 million for the quarter ended March 31, 2023. Total salaries and benefits expense increased by $1.7 million or 5.3% to $34.3 million, largely from annual compensation adjustments and other routine increases in benefits and compensation. Salaries expense was also impacted by an increase in average compensation per employee as various strategic talent acquisitions were made in order to further prepare the Company to execute its growth objectives beyond $10 billion in total assets. Data processing and software expenses increased by $1.1 million or 26.7% related to ongoing investments in the Company's data management and security infrastructure. Regulatory assessment charges increased $0.5 million or 58.0% following the increase in assessment rates beginning in the second quarter of 2023.

Three months ended March 31,

Provision for Income Taxes
The Company’s effective tax rate was 26.4% for the quarter and year ended March 31, 2024, as compared to 28.4% for the year ended December 31, 2023. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

Investor Contact
Peter G. Wiese, EVP & CFO, (530) 898-0300

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the conditions of the United States economy in general and the strength of the local economies in which we conduct operations; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the impacts of inflation, interest rate, market and monetary fluctuations on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions affecting our ability to successfully market and price our products to consumers; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; extreme weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on the Company's customers and the economic and business environments in which the Company operates; the impact of a slowing U.S. economy, decreases in housing and commercial real estate prices, and potentially increased unemployment on the performance of our loan portfolio, the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, commodities prices, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities, wars, terrorism or geopolitical events; adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the anticipated financial and business benefits; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the negative impact on our reputation and profitability in the event customers experience economic harm or in the event that regulatory violations are identified; the ability to execute our business plan in new markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level and direction of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the assumptions made under our current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effectiveness of the Company's asset management activities managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; the effect of changes in the financial performance and/or condition of our borrowers; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the vulnerability of the Company's operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom the Company contracts, and the Company's customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; the impact of the 2023 cyber security ransomware incident on our operations and reputation; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the transition from the LIBOR to new interest rate benchmarks; the emergence or continuation of widespread health emergencies or pandemics; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and our ability to manage the risks involved in the foregoing. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the Securities and Exchange Commission (the “SEC”) and all subsequent filings with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Act of 1934, as amended. Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)	Three months ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Revenue and Expense Data
Interest income	$115,417	$115,909	$112,380	$107,158	$102,907
Interest expense	32,681	29,292	24,257	18,557	9,571
Net interest income	82,736	86,617	88,123	88,601	93,336
Provision for credit losses	4,305	5,990	4,155	9,650	4,195
Noninterest income:
Service charges and fees	12,637	12,848	13,075	12,968	11,197
Loss on sale of investment securities	—	(120)	—	—	(164)
Other income	3,134	3,312	2,909	2,773	2,602
Total noninterest income	15,771	16,040	15,984	15,741	13,635
Noninterest expense:
Salaries and benefits	34,304	34,055	34,463	34,714	32,563
Occupancy and equipment	5,307	5,358	5,451	5,427	5,543
Data processing and network	6,768	6,880	6,852	6,540	5,741
Other noninterest expense	10,125	13,974	11,112	14,562	9,947
Total noninterest expense	56,504	60,267	57,878	61,243	53,794
Total income before taxes	37,698	36,400	42,074	33,449	48,982
Provision for income taxes	9,949	10,325	11,484	8,557	13,149
Net income	$27,749	$26,075	$30,590	$24,892	$35,833
Share Data
Basic earnings per share	$0.83	$0.78	$0.92	$0.75	$1.08
Diluted earnings per share	$0.83	$0.78	$0.92	$0.75	$1.07
Dividends per share	$0.33	$0.30	$0.30	$0.30	$0.30
Book value per common share	$35.06	$34.86	$32.18	$32.86	$32.84
Tangible book value per common share (1)	$25.60	$25.39	$22.67	$23.28	$23.22
Shares outstanding	33,168,770	33,268,102	33,263,324	33,259,260	33,195,250
Weighted average shares	33,245,377	33,266,959	33,262,798	33,219,168	33,295,750
Weighted average diluted shares	33,370,118	33,351,737	33,319,291	33,301,548	33,437,680
Credit Quality
Allowance for credit losses to gross loans	1.83%	1.79%	1.73%	1.80%	1.69%
Loans past due 30 days or more	$16,474	$19,415	$8,072	$9,483	$7,891
Total nonperforming loans	$34,242	$31,891	$29,799	$37,592	$16,025
Total nonperforming assets	$36,735	$34,595	$32,651	$40,506	$19,464
Loans charged-off	$1,275	$749	$5,357	$276	$1,758
Loans recovered	$132	$419	$720	$218	$170
Selected Financial Ratios
Return on average total assets	1.13%	1.05%	1.23%	1.01%	1.47%
Return on average equity	9.50%	9.43%	10.91%	8.98%	13.36%
Average yield on loans	5.72%	5.64%	5.52%	5.38%	5.21%
Average yield on interest-earning assets	5.13%	5.09%	4.94%	4.78%	4.63%
Average rate on interest-bearing deposits	1.83%	1.62%	1.36%	0.95%	0.43%
Average cost of total deposits	1.21%	1.05%	0.86%	0.58%	0.25%
Average cost of total deposits and other borrowings	1.47%	1.28%	1.05%	0.80%	0.38%
Average rate on borrowings & subordinated debt	5.35%	5.26%	4.96%	4.92%	4.74%
Average rate on interest-bearing liabilities	2.24%	2.01%	1.71%	1.37%	0.74%
Net interest margin (fully tax-equivalent) (1)	3.68%	3.81%	3.88%	3.96%	4.20%
Loans to deposits	85.14%	86.73%	83.76%	80.55%	80.02%
Efficiency ratio	57.36%	58.71%	55.59%	58.69%	50.29%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,332	$1,459	$1,324	$1,471	$1,397
All other loan interest income (1)	$95,153	$94,382	$90,383	$85,276	$81,018
Total loan interest income (1)	$96,485	$95,841	$91,707	$86,747	$82,415

(1) Non-GAAP measure

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)
Balance Sheet Data	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Cash and due from banks	$82,836	$98,701	$111,099	$118,792	$110,335
Securities, available for sale, net	2,076,494	2,155,138	2,176,854	2,323,011	2,408,452
Securities, held to maturity, net	127,811	133,494	139,058	145,117	152,067
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	1,346	458	644	1,058	226
Loans:
Commercial real estate	4,443,768	4,394,802	4,367,445	4,343,924	4,353,959
Consumer	1,303,757	1,313,268	1,288,810	1,252,225	1,233,797
Commercial and industrial	549,780	586,455	599,757	576,247	553,098
Construction	348,981	347,198	320,963	278,425	225,996
Agriculture production	145,159	144,497	123,472	61,337	47,062
Leases	9,250	8,250	8,219	8,582	8,509
Total loans, gross	6,800,695	6,794,470	6,708,666	6,520,740	6,422,421
Allowance for credit losses	(124,394)	(121,522)	(115,812)	(117,329)	(108,407)
Total loans, net	6,676,301	6,672,948	6,592,854	6,403,411	6,314,014
Premises and equipment	71,001	71,347	71,760	72,619	72,096
Cash value of life insurance	137,695	136,892	136,016	135,332	134,544
Accrued interest receivable	35,783	36,768	34,595	32,835	31,388
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	9,522	10,552	11,768	13,358	15,014
Operating leases, right-of-use	26,240	26,133	27,363	29,140	30,000
Other assets	247,046	245,966	273,303	257,056	252,566
Total assets	$9,813,767	$9,910,089	$9,897,006	$9,853,421	$9,842,394
Deposits:
Noninterest-bearing demand deposits	$2,600,448	$2,722,689	$2,857,512	$3,073,353	$3,236,696
Interest-bearing demand deposits	1,742,875	1,731,814	1,746,882	1,751,998	1,635,706
Savings deposits	2,672,537	2,682,068	2,816,816	2,778,118	2,807,796
Time certificates	971,798	697,467	588,433	491,896	345,667
Total deposits	7,987,658	7,834,038	8,009,643	8,095,365	8,025,865
Accrued interest payable	10,224	8,445	6,688	3,655	1,643
Operating lease liability	28,299	28,261	29,527	31,377	32,228
Other liabilities	131,006	145,982	141,692	136,464	157,222
Other borrowings	392,409	632,582	537,975	392,714	434,140
Junior subordinated debt	101,120	101,099	101,080	101,065	101,051
Total liabilities	8,650,716	8,750,407	8,826,605	8,760,640	8,752,149
Common stock	696,464	697,349	696,369	695,305	695,168
Retained earnings	630,954	615,502	599,448	578,852	564,538
Accumulated other comprehensive loss, net of tax	(164,367)	(153,169)	(225,416)	(181,376)	(169,461)
Total shareholders’ equity	$1,163,051	$1,159,682	$1,070,401	$1,092,781	$1,090,245
Quarterly Average Balance Data
Average loans	$6,785,840	$6,746,153	$6,597,400	$6,467,381	$6,413,958
Average interest-earning assets	$9,066,537	$9,064,483	$9,070,639	$9,039,314	$9,045,311
Average total assets	$9,855,797	$9,879,355	$9,874,240	$9,848,191	$9,878,927
Average deposits	$7,821,044	$7,990,993	$8,043,101	$7,981,515	$8,218,576
Average borrowings and subordinated debt	$685,802	$617,046	$550,344	$578,312	$378,676
Average total equity	$1,174,592	$1,097,431	$1,112,404	$1,112,223	$1,087,473
Capital Ratio Data
Total risk-based capital ratio	15.0%	14.7%	14.5%	14.5%	14.5%
Tier 1 capital ratio	13.2%	12.9%	12.7%	12.7%	12.7%
Tier 1 common equity ratio	12.5%	12.2%	12.0%	12.0%	12.0%
Tier 1 leverage ratio	11.0%	10.7%	10.6%	10.4%	10.2%
Tangible capital ratio (1)	8.9%	8.8%	7.9%	8.1%	8.1%

(1) Non-GAAP measure

TriCo Bancshares—Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended
(dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,332	$1,459	$1,397
Effect on average loan yield	0.08%	0.09%	0.09%
Effect on net interest margin (FTE)	0.06%	0.06%	0.06%
Net interest margin (FTE)	3.68%	3.81%	4.20%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.62%	3.75%	4.14%

	Three months ended
(dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$27,749	$26,075	$35,833
Exclude provision for income taxes	9,949	10,325	13,149
Exclude provision for credit losses	4,305	5,990	4,195
Net income before income tax and provision expense (Non-GAAP)	$42,003	$42,390	$53,177

Average assets (GAAP)	$9,855,797	$9,879,355	$9,878,927
Average equity (GAAP)	$1,174,592	$1,097,431	$1,087,473

Return on average assets (GAAP) (annualized)	1.13%	1.05%	1.47%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.71%	1.70%	2.18%
Return on average equity (GAAP) (annualized)	9.50%	9.43%	13.36%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	14.38%	15.32%	19.83%

	Three months ended
(dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Return on tangible common equity
Average total shareholders' equity	$1,174,592	$1,097,431	$1,087,473
Exclude average goodwill	304,442	304,442	304,442
Exclude average other intangibles	10,037	11,160	15,842
Average tangible common equity (Non-GAAP)	$860,113	$781,829	$767,189

Net income (GAAP)	$27,749	$26,075	$35,833
Exclude amortization of intangible assets, net of tax effect	725	857	1,166
Tangible net income available to common shareholders (Non-GAAP)	$28,474	$26,932	$36,999

Return on average equity (GAAP) (annualized)	9.50%	9.43%	13.36%
Return on average tangible common equity (Non-GAAP)	13.31%	13.67%	19.56%

	Three months ended
(dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,163,051	$1,159,682	$1,070,401	$1,092,781	$1,090,245
Exclude goodwill and other intangible assets, net	313,964	314,994	316,210	317,800	319,456
Tangible shareholders' equity (Non-GAAP)	$849,087	$844,688	$754,191	$774,981	$770,789

Total assets (GAAP)	$9,813,767	$9,910,089	$9,897,006	$9,853,421	$9,842,394
Exclude goodwill and other intangible assets, net	313,964	314,994	316,210	317,800	319,456
Total tangible assets (Non-GAAP)	$9,499,803	$9,595,095	$9,580,796	$9,535,621	$9,522,938

Shareholders' equity to total assets (GAAP)	11.85%	11.70%	10.82%	11.09%	11.08%
Tangible shareholders' equity to tangible assets (Non-GAAP)	8.94%	8.80%	7.87%	8.13%	8.09%

	Three months ended
(dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$849,087	$844,688	$754,191	$774,981	$770,789

Common shares outstanding at end of period	33,168,770	33,268,102	33,263,324	33,259,260	33,195,250

Common shareholders' equity (book value) per share (GAAP)	$35.06	$34.86	$32.18	$32.86	$32.84
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$25.60	$25.39	$22.67	$23.30	$23.22